UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2008
Lakes Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-24993	41-1913991

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Cheshire Lane, Minnetonka, Minnesota	55305

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (952) 449-9092
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities
SIGNATURES

Explanatory Note:
     Lakes Entertainment, Inc. (“Lakes") filed a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”) on October 1, 2007 (the “Original Form 8-K”), related to the announcement by the Board Directors of Lakes that it had declared a dividend of all of the Company’s shares of WPT Enterprises, Inc. (NASDAQ: WPTE). The Company disclosed in the Original Form 8-K that it would incur transaction costs in connection with the dividend but that Lakes determined that, at the time of the filing of the Original Form 8-K, it was unable in good faith to make a determination of the estimates required by paragraphs (b), (c), and (d) of Item 2.05 of the Form 8-K General Instructions. The purpose of this Current Report on Form 8-K/A (Amendment No. 1) is to amend the Original Form 8-K to provide such estimates, which were determined by the Company on November 12, 2008.
Item 2.05. Costs Associated with Exit or Disposal Activities.
     The date of distribution will be November 21, 2008 for Lakes dividend of all of the Company’s shares of WPTE. Lakes currently owns 12,480,000 shares, or approximately 61 percent, of the outstanding common stock of WPTE. Lakes estimates that it will incur charges of up to approximately $0.2 million in after-tax transaction costs in connection with the dividend. These costs are composed primarily of professional fees and will result in future cash expenditures.
     Lakes is currently evaluating the potential effect this dividend will have on its financial position and results of operations during the fourth quarter of 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAKES ENTERTAINMENT, INC. (Registrant)
Date: November 17, 2008	/s/ Timothy J. Cope
	Name:	Timothy J. Cope
	Title:	President and Chief Financial Officer

3